EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1st United Bancorp, Inc. of our report dated February 27, 2008, which is included in the Annual Report on Form 10-K of 1st United Bancorp, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Fort Lauderdale, Florida
May 8, 2008